Exhibit 99
NEWS RELEASE

October 27, 2011

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

Strengthened Foundation Improves CH Energy Group’s Earnings

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today reported third-quarter earnings of 55 cents per share, 44 cents per share higher than those of the same period of 2010. The increase was driven by a 30-cent reduction in impairment charges associated with the Corporation’s renewable energy investments and by an improvement in earnings at its core subsidiary, regulated utility Central Hudson Gas & Electric Corporation.

                 “Our 2011 third-quarter earnings reflect an impairment charge of 14 cents per share related to a small wind energy investment. The recent downturn in electricity prices indicated that the plants were unlikely to recover to the value projected when the investment was made, so it was necessary for us to record an impairment for our full investment in the project,” said Chairman of the Board, President and C.E.O. Steven V. Lant, who noted that the impairment was appreciably less than the 44-cent-per-share impairment charge recognized on an ethanol investment during the same period last year.

 “These quarterly earnings results illustrate the appropriateness of the change in direction that we announced a year ago to reduce earnings volatility by moving away from renewable energy assets and concentrating on our core competency of energy delivery,” said Lant. “We have made substantial progress on execution in the year since, having divested the three largest renewable energy assets.

“Exiting this business line has clearly reduced our risk. But there have been additional benefits: We have used the proceeds of our asset sales to repurchase $50 million worth of common stock and to repay $20 million of debt, and we have demonstrated strong, stable results within our primary subsidiary, Central Hudson.

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 “In fact, we had enough confidence in our underlying earnings power to increase our dividend last month for the first time in 12 years,” Lant said. “Our decision to return our strategic focus to our strongest core competency of energy delivery was absolutely the right course of action.”

CH Energy Group earnings totaled $2.03 per share for the first nine months of 2011, as compared to $1.84 per share for the first three quarters of 2010. Year-to-date, the holding company’s business units posted the following results: Central Hudson, $2.01 per share, as compared to $2.26 per share in 2010; Griffith, 3 cents per share, as compared to 1 cent in 2010; and Other Businesses and Investments, a loss of 1 cent per share, as compared to a loss of 43 cents in 2010.

CH Energy Group released the following third-quarter results by business unit:

Central Hudson Gas & Electric Corporation
Central Hudson posted third-quarter earnings of 76 cents per share, as compared to 60 cents during the third quarter of 2010. The most significant quarterly drivers of the 16-cent improvement were higher delivery revenues of 11 cents per share and 8 cents of reduced expenses that resulted from an acceleration of tree trimming into the first half of this year in order to take advantage of cost savings opportunities, Lant said.

 “These positive influences and other factors were partially offset by a number of items, including approximately 4 cents per share of expenses associated with restoring service following Tropical Storm Irene,” Lant said. “However, what’s most important is to recognize that our current regulatory agreement allows us to continue to invest in our utility infrastructure to benefit our customers while producing sustainable earnings growth as our investment base expands.”

Griffith Energy Services
Griffith Energy Services posted a loss of 15 cents per share during the third quarter, as compared to a loss of 14 cents per share during the same period of 2010. Lant said the results reflect the seasonal nature of Griffith’s business.

Other Businesses and Investments
CH Energy Group’s other businesses and investments reduced earnings by 6 cents per share during the quarter, a 29-cent improvement as compared to the third quarter of 2010, when this business unit posted a 35-cent-per-share loss due primarily to a 44-cent impairment taken in regard to CH Energy Group’s investment in the Cornhusker Energy Lexington, LLC ethanol production plant.

“Once we made the decision to exit renewable energy, we moved quickly and decisively to divest assets that had the highest potential value,” Lant said, noting that the remaining assets constitute less than 1 percent of CH Energy Group’s assets. “Neither the continuing operations nor the disposition of the remaining facilities would have a material impact on the financial condition of CH Energy Group.”

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About CH Energy Group, Inc.: CH Energy Group, Inc. is predominantly an energy delivery company headquartered in Poughkeepsie, NY. Regulated transmission and distribution subsidiary Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  CH Energy Group also operates Central Hudson Enterprises Corporation (CHEC), a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies petroleum products and related services to approximately 57,000 customers in the Mid Atlantic Region.

CH Energy Group's mission is to provide electricity, natural gas, petroleum and related services to an expanding customer base in a safe, reliable, courteous and affordable manner; to produce growing financial returns for shareholders; to foster a culture that encourages employees to reach their full potential; and to be a good corporate citizen.

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Conference Call:  Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, Oct. 27, 2011. Dial-in: 1-800-230-1093; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation.  A digitized replay of the call will be available from 4:30 p.m. (ET) on Oct. 27, 2011, until 11:59 p.m. on Nov. 3, 2011, by dialing 1-800-475-6701 and entering access code 220616. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com.

Forward-Looking Statements –
Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

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CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2011 (1)	2010 (2)
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility Plant	$1,432,509	$1,397,874
Less: Accumulated depreciation	385,198	395,776

	1,047,311	1,002,098
Construction work in progress	63,996	52,607

Net Utility Plant	1,111,307	1,054,705

OTHER PROPERTY AND PLANT - NET	14,199	68,313

CURRENT ASSETS
Cash and cash equivalents	56,814	29,420
Accounts receivable from customers - net	90,155	99,402
Fuel, materials and supplies	25,530	25,447
Fair value of derivative instruments	42	146
Regulatory assets	43,407	89,905
Special deposits and prepayments	22,658	25,671
Accumulated deferred income tax	12,956	-
Other	19,938	24,239

	271,500	294,230

DEFERRED CHARGES AND OTHER ASSETS	305,014	312,027

TOTAL	$1,702,020	$1,729,275

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Shareholders' Equity(3)	$495,866	$537,632
Non-controlling interest	-	172
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	446,466	502,959

	963,359	1,061,790

CURRENT LIABILITIES
Current maturities of long-term debt	70,373	941
Notes payable	5,000	-
Accounts payable	47,915	57,059
Accrued interest	7,964	6,398
Dividends payable	8,505	8,774
Customer advances and deposits	25,452	27,036
Regulatory liabilities	12,444	18,596
Fair value of derivative instruments	12,778	13,183
Accumulated deferred income tax	-	9,634
Other	30,447	32,507

	220,878	174,128

DEFERRED CREDITS AND OTHER LIABILITIES	292,201	302,341

ACCUMULATED DEFERRED INCOME TAX	225,582	191,016

TOTAL	$1,702,020	$1,729,275

(1)	Unaudited

(2)	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2010.

(3)	Shares outstanding at September 30, 2011 = 14,885,037. Shares outstanding at December 31, 2010 = 15,799,262.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Thousands of Dollars)
Operating Revenues
Electric	$149,706	$165,304	$418,511	$436,362
Natural Gas	18,462	18,823	127,941	120,371
Competitive business subsidiaries:
Petroleum products	47,951	34,429	194,612	151,767
Other	4,936	5,101	14,630	14,942
Total Operating Revenues	221,055	223,657	755,694	723,442

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	60,734	76,890	168,797	196,413
Purchased natural gas	6,337	7,217	63,425	59,619
Purchased petroleum	43,564	30,268	167,558	125,352
Other expenses of operation - regulated activities	55,480	58,495	181,460	166,389
Other expenses of operation - competitive business subsidiaries	10,997	11,080	34,870	35,223
Depreciation and amortization	10,180	9,766	30,599	29,049
Taxes, other than income tax	11,760	11,243	36,687	32,626
Total Operating Expenses	199,052	204,959	683,396	644,671

Operating Income	22,003	18,698	72,298	78,771

Other Income and Deductions
Income from unconsolidated affiliates	25	(95)	644	(393)
Interest on regulatory assets and other interest income	1,226	853	4,673	3,487
Impairment of investments	(3,582)	(11,408)	(3,582)	(11,408)
Regulatory adjustments for interest costs	319	(427)	1,032	(675)
Business development costs	(529)	(216)	(1,027)	(1,018)
Other - net	154	(86)	(887)	(119)
Total Other Income (Deductions)	(2,387)	(11,379)	853	(10,126)

Interest Charges
Interest on long-term debt	6,620	5,591	20,090	16,848
Interest on regulatory liabilities and other interest	4,535	1,288	7,550	4,439
Total Interest Charges	11,155	6,879	27,640	21,287

Income before income taxes, non-controlling interest and preferred dividends of subsidiary	8,461	440	45,511	47,358

Income taxes (benefits)	3,550	(1,360)	17,213	17,278

Net Income from Continuing Operations	4,911	1,800	28,298	30,080

Discontinued Operations
Income (loss) from discontinued operations before tax	(10)	393	1,149	(1,167)
Gain from sale of discontinued operations	2,070	-	841	-
Income tax (benefit) expense from discontinued operations	(1,599)	60	(1,669)	(524)
Net Income (loss) from Discontinued Operations	3,659	333	3,659	(643)

Net Income	8,570	2,133	31,957	29,437

Net Income (loss) attributable to non-controlling interest:
Non-controlling interest in subsidiary	-	112	-	(272)
Dividends declared on Preferred Stock of subsidiary	242	242	727	727

Net income attributable to CH Energy Group	8,328	1,779	31,230	28,982

Dividends declared on Common Stock	8,263	8,545	25,021	25,629

Change in Retained Earnings	$65	$(6,766)	$6,209	$3,353

Average number of common stock shares outstanding
Basic:	15,126	15,790	15,416	15,783
Diluted:	15,314	15,952	15,604	15,954

Income from continuing operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$0.31	$0.09	$1.79	$1.88
Earnings per share - Diluted:	$0.30	$0.09	$1.77	$1.86

Income (Loss) from discontinued operations attributable to CH Energy Group common shareholders
Earnings per share - Basic:	$0.24	$0.02	$0.24	$(0.04)
Earnings per share - Diluted:	$0.24	$0.02	$0.23	$(0.04)

Amounts attributable to CH Energy Group common shareholders:
Earnings per share - Basic:	$0.55	$0.11	$2.03	$1.84
Earnings per share - Diluted:	$0.54	$0.11	$2.00	$1.82

Dividends Declared Per Share	$0.56	$0.54	$1.64	$1.62

CH ENERGY GROUP, INC.
EARNINGS PER  SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because it shows the relative contribution of the various business units to CH Energy Group's earnings.

Consolidated CH Energy Group	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011 (1)	2010 (1)	2011 (1)	2010 (1)
Central Hudson - Electric	$0.79	$0.64	$1.54	$1.70
Central Hudson - Natural Gas	(0.03)	(0.04)	0.47	0.56

Griffith	(0.15)	(0.14)	0.03	0.01

Other Businesses and Investments	(0.06)	(0.35)	(0.01)	(0.43)

Consolidated Earnings per Share (basic), as reported	$0.55	$0.11	$2.03	$1.84

Consolidated Earnings per Share (diluted), as reported	$0.54	$0.11	$2.00	$1.82

(1) Unaudited

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.